UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 20, 2017

DGSE COMPANIES, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	1-11048	88-0097334
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13022 Preston Road
Dallas, Texas 75240
(Address of principal executive offices)

(972) 587-4049
(Registrant’s telephone number)

Not Applicable
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On April 20, 2017, DGSE Companies, Inc. (the “Company”) was notified by the NYSE MKT LLC (the “MKT”) that the Company continues to be in non-compliance with certain MKT continued listing standards relating to stockholders’ equity. Specifically, the Company is not in compliance with Section 1003(a)(iii) of the NYSE MKT Company Guide (requiring stockholders’ equity of $6.0 million or more if it has reported losses from continuing operations and/or net losses in its five most recent fiscal years) and Section 1003(a)(ii) (requiring stockholders’ equity of $4.0 million or more if it has reported losses from continuing operations and/or net losses in its four most recent fiscal years). As of December 31, 2016, the Company had stockholders’ equity of approximately $5.9 million and net losses in its five most recent fiscal years ended December 31, 2016.

As previously reported, the Company has submitted a plan to regain compliance with MKT listing standards. If the Company does not regain compliance with those standards by October 12, 2017, or does not make progress consistent with the plan, the MKT staff may commence delisting proceedings.

The notice has no immediate impact on the listing of the Company’s common stock, which will continue to trade under the symbol “DGSE” with an added designation of “.BC” to indicate that the Company is not in compliance with the MKT’s listing standards. If the common stock ultimately were to be delisted for any reason, it could (1) reduce the liquidity and market price of the common stock and (2) negatively impact the ability of the Company to conduct equity financings and access the public capital markets.

As required under by the MKT, the Company issued a press release on April 26, 2017, announcing that it had received the notice of noncompliance. A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit Number	Description
99.1	Press Release Dated April 26, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DGSE Companies, Inc.

		By:	/s/ John R. Loftus
John R. Loftus
Chief Executive Officer

Date:	April 26, 2017

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press Release Dated April 26, 2017